Exhibit 99.7
CITIZENS, INC. REPORTS INCREASED EARNINGS THROUGH JUNE
Austin, Texas — November 13, 2006 — Citizens, Inc. (NYSE: CIA) reported net income of $5.6 million or $0.10 per share for the nine months ended September 30, 2006, compared to net income of $4.2 million, or $0.07 per share, for the same period in 2005. The growth resulted primarily from increased investment income and a decrease in amortization of cost of customer relationships.
Total revenues increased 10.7% in the first nine months of 2006 to $114.8 million compared to the same period of 2005 when revenues were $103.7 million, due an increase in new international life insurance premiums. Premium income was $92.4 million for the first nine months of 2006, an 8.9% increase over the same period of 2005 when premiums equaled $84.9 million. Total premiums from the Company’s international segment rose to $68.2 million from $57.8 million during the period, an increase of 18.1%. Net investment income increased 13.6% during the first nine months of 2006 to $20.0 million from $17.6 million in 2005. In 2005, the Company liquidated $30 million of investments to use to retire its outstanding debt. Claims and surrenders increased from $37.3 million for the nine months ended September 30, 2005 to $41.3 million for the same period in 2006 primarily due to casualty claims primarily relating to Hurricanes Katrina and Rita, which were $4.0 million in 2006, compared to $2 million in 2005. Underwriting and insurance expenses increased 10.9% from $19.3 million in 2005 to $21.4 million in 2006 due to increases in employee benefits and professional services fees. Amortization of cost of customer relationships acquired decreased from $5.2 million in the first nine months of 2005 to $2.5 million in the first nine months of 2006. In the third quarter of 2005, the Company amortized approximately $2.3 million in cost of insurance acquired related to its 2004 acquisition of Security Plan Life (SPLIC) because of uncertainty from the August and September 2005 hurricanes. This acceleration of amortization has not been needed in 2006.
For the three months ended September 30, 2006, the Company earned net income of $2.6 million or $0.05 per share, compared to $1.5 million or $0.02 per share for the same period in 2005. The increase is due primarily from a significant reduction in amortization of cost of customer relationships. Total revenues increased 7.4% to $38.5 million, compared to the same quarter of 2005 when revenues were $35.8 million. Premium income was $31.5 million for the quarter, a 7.1% increase over the same period in 2005 when premiums equaled $29.4 million. Net investment income increased 14.4% in the quarter to $7.0 million from $6.2 million in the third quarter of 2005. Claims and surrenders increased to $13.3 million from $12.1 million for the three months ended September 30, 2006 compared to the same period in 2005.
Assets increased to $701.4 million at September 30, 2006, compared to $661.9 million at December 31, 2005. The increase reflects the growth in total investments to $508.9 million at September 30, 2006 compared to $484.8 at December 31, 2005. Stockholders’ equity increased from $137.0 million at December 31, 2005 to $140.8 million at September 30, 2006 due to the income earned during the period.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $6.31 on November 10, 2006.
Additional information is available about the Company on its web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2005 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Premium income	$92,440,027	$84,851,258	$31,525,397	$29,422,007
Net investment income	20,034,063	17,635,157	7,039,926	6,155,959
Realized gains	1,173,542	677,317	(139,756)	61,642
Decrease (increase) in fair value of options and warrants	73,609	(186,399)	(291,348)	(129,187)
Other income	1,067,971	717,875	350,840	336,075

Total revenues	$114,789,212	$103,695,208	$38,485,059	$35,846,496

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	41,313,779	37,282,328	13,336,093	12,119,097
Increase in future policy benefit reserves	$21,953,156	$18,155,375	$7,444,137	$6,684,117
Policyholders’ dividends	3,821,723	3,394,911	1,493,184	1,317,811
Total insurance benefits paid or provided	$67,088,658	$58,832,614	$22,273,414	$20,121,025

Commissions	25,820,569	23,759,477	8,189,946	8,269,384
Other underwriting, acquisition and insurance expenses	21,393,947	19,349,462	6,090,168	5,903,568
Capitalization of deferred policy acquisition costs	(19,126,248)	(17,176,193)	(6,112,745)	(6,180,211)
Amortization of deferred policy acquisition costs	8,913,888	7,396,979	3,239,901	2,772,603
Amortization of cost of customer relationships acquired and other intangibles	2,481,243	5,210,183	841,644	2,714,252

Total benefits and expenses	$106,572,057	$97,372,522	$34,522,328	$33,600,621

Income before federal income tax	$8,217,155	$6,322,686	$3,962,731	$2,245,875
Federal income tax expense	2,626,083	2,114,000	1,374,506	759,000

Net income	$5,591,072	$4,208,686	$2,588,225	$1,486,875

Net income applicable to common stock	$4,068,878	2,730,469	2,079,724	999,762

INCOME PER SHARE (UNAUDITED)
Basic income per share of common stock	$0.10	$0.07	$0.05	$0.02

Diluted income per share of common stock	$0.09	$0.07	$0.05	$0.02

Weighted average shares outstanding — basic	41,201,962	41,080,370	41,236,144	41,104,264

Weighted average shares outstanding — diluted	43,203,066	41,080,370	44,237,801	41,104,264

BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005
Total assets	$701,428,037	$677,613,138	$670,909,135	$661,888,811	$660,414,879
Total invested assets	$508,852,947	$489,189,104	$492,028,241	$484,811,023	$473,122,665
Stockholder’s equity	$140,830,872	$128,754,412	$131,972,934	$136,963,090	$137,012,163